Exhibit 107

Calculation of Filing Fee Tables

                    Form S-1

(Form Type)

                                     Crescent Energy Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(o)	—(2)	—	$75,000,000.00	0.0000927	$6,952.50

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$75,000,000		$6,952.50

	Total Fees Previously Paid					$6,952.50		$6,952.50

	Total Fee Offsets							$0.00

	Net Fees Due							$0.00

(1)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of Class A Common Stock that may be purchased by the underwriters upon exercise of their option to purchase additional shares.